Exhibit 10.1

EXECUTION VERSION

Deal CUSIP Number: 29336XAA9
Term Loan Agreement CUSIP Number: 29336XAB7

TERM LOAN AGREEMENT

DATED AS OF DECEMBER 11, 2018

AMONG

ENLINK MIDSTREAM PARTNERS, LP
AS THE BORROWER,

BANK OF AMERICA, N.A.,
AS ADMINISTRATIVE AGENT

AND

THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BMO CAPITAL MARKETS CORP.,
RBC CAPITAL MARKETS,
CITIBANK, N.A., AND
WELLS FARGO SECURITIES, LLC

AS JOINT LEAD ARRANGERS

BANK OF MONTREAL, AND
ROYAL BANK OF CANADA

AS CO-SYNDICATION AGENTS

CITIBANK, N.A., AND
WELLS FARGO BANK, NATIONAL ASSOCIATION

AS CO-DOCUMENTATION AGENTS

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.12	ERISA
5.15	Compliance with Laws
7.01(p)	Existing Intercompany Obligations
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Committed Loan Notice
B	Term Note
C	Forms of U.S. Tax Compliance Certificates
D	Guaranty Agreement
E	Opinion Matters
F	Compliance Certificate
G-1	Assignment and Assumption
G-2	Administrative Questionnaire

v

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is entered into as of December 11, 2018, among ENLINK MIDSTREAM PARTNERS, LP a Delaware limited partnership (together with its successors and assigns, “ENLK”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, BANK OF MONTREAL, and ROYAL BANK OF CANADA, as Co-Syndication Agents, and CITIBANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents.

ENLK has requested that the Lenders provide a term loan facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.                     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Indebtedness” means, as to any Person, Indebtedness of any other Person existing at the time such other Person is merged with or becomes a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person becomes a Subsidiary), and not incurred in contemplation of such acquisition.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by any Loan Party or any of its Subsidiaries of any Person or group of Persons (or any equity interest in any Person or group of Persons) or any related group of assets, liabilities, or securities of any Person or group of Persons, other than acquisitions of property in the ordinary course of business.

“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the third fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided, that, (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) the Borrower may not terminate an Acquisition period under clause (b) above unless, after giving effect to the termination of such Acquisition Period (and before giving effect to any subsequent Acquisition Period), the Borrower shall be in compliance with Section 7.08 and no Default or Event of Default shall have occurred and be continuing.  For the avoidance of doubt, there may be no more than one Acquisition Period with respect to any Specified Acquisition.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit G-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Term Loan Agreement.

“Agreement and Plan of Merger” means that certain Agreement and Plan of Merger dated as of October 21, 2018, by and among ENLC, ENLK and the other parties thereto, as filed by ENLC with the Securities and Exchange Commission on October 22, 2018.

“Applicable Percentage” means with respect to any Lender at any time, (a) the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, or (b) if the commitment of each Lender to make Loans has been terminated, expired, or been satisfied (including as a result of such Lender funding its Loan), the percentage (carried out to the ninth decimal place) of the aggregate Credit Exposures of all Lenders at such time represented by such Lender’s Credit Exposure at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Eurodollar Rate +	Base Rate +
1	> BBB+/Baa1	1.000%	0.000%
2	BBB/Baa2	1.125%	0.125%
3	BBB-/Baa3	1.250%	0.250%
4	BB+/Ba1	1.500%	0.500%
5	BB/Ba2	1.625%	0.625%
6	< BB-/Ba3	1.750%	0.750%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of ENLK’s (or, if ENLC is the Borrower or the Guarantor and has a Debt Rating from S&P and Moody’s, ENLC’s) non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if ENLK (or, if ENLC is the Borrower or the Guarantor and has a Debt Rating from Moody’s and/or S&P, ENLC) has only one Debt Rating, then the other rating agency shall be deemed to have established a Debt Rating of the same level; and (d) if ENLK (or, if ENLC is the Borrower or the Guarantor and has a Debt Rating from Moody’s and S&P, ENLC) does not have any Debt Rating, Pricing Level 6 shall apply.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Consultant’s Report” means a report by Barnes & Click, Inc., Purvin & Gertz, Oil & Gas Advisors, Inc. or another consultant selected by the Borrower and reasonably acceptable to the Administrative Agent confirming that the assumptions used by the Borrower in the adjustments to Consolidated EBITDA in connection with any Acquisition are reasonable.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., RBC Capital Markets, Citibank, N.A., and Wells Fargo Securities, LLC, each in its capacity as joint lead arranger and active or passive book manager, as applicable.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit G-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, provided that such rate shall never be less than zero, and (c) the Eurodollar Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulations” means 31 C.F.R. §1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” means ENLK; provided, however, that at the election of ENLK and ENLC in accordance with Section 6.15 at any time upon or after the consummation of the Simplification Transaction, ENLC may become the Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Lease” means any lease (other than an Operating Lease) of any property by a Loan Party or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a consolidated balance sheet of such Loan Party and its Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means

(a) when ENLK is the Borrower and ENLC is not a Guarantor, an event or series of events by which:

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Qualifying Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of EnLink GP entitled to vote for members of the board of directors or equivalent governing body of EnLink GP on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii)                                  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of EnLink GP cease to be composed of individuals appointed by the Qualifying Owners;

(iii)                               EnLink GP ceases to be the general partner of ENLK;

(iv)                              EnLink GP ceases to be a Subsidiary of ENLC; or

(v)                                 ENLK ceases to own, directly or indirectly, 50% or more of the Equity Interests of EnLink Holdings GP entitled to vote for members of the board of directors or equivalent governing body of EnLink Holdings GP on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right).

(b)                                 when ENLC is the Borrower or a Guarantor, an event or series of events by which:

(i)                                     any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Qualifying Owners, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of EnLink Manager entitled to vote for members of the board of directors or equivalent governing body of EnLink Manager on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(ii)                                  during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of EnLink Manager cease to be composed of individuals appointed by the Qualifying Owners;

(iii)                               EnLink Manager ceases to be the managing member of ENLC;

(iv)                              EnLink Manager ceases to be a Subsidiary of GIP; or

(v)                                 ENLC ceases to own, directly or indirectly, (i) 100% of the Equity Interests of EnLink GP, or any successor controlling entity of ENLK, and (ii) at least 50.1% of the common equity interests of ENLK and at least 50.1% of the fully-diluted Equity Interests of ENLK.

Notwithstanding the foregoing, the consummation of the Simplification Transaction in accordance with the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified in a manner not materially adverse to the Lenders unless the consent of the Lenders having Commitments or Credit Exposures representing more than 75% of the Commitments or Credit Exposures of all Lenders has been obtained) shall not constitute a Change of Control.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commercial Operation Date” has the meaning set forth in the definition of Material Project EBITDA Adjustments.

“Commitment” means, as to each Lender, its obligation to make a Committed Loan to the Borrower pursuant to Section 2.01 on the Closing Date in the principal amount set forth opposite such Lender’s name on Schedule 2.01; it being acknowledged that each such Lender’s Commitment shall be deemed fully satisfied and terminated by such Lender’s funding of such Loan to the Borrower in such amount on the Closing Date in accordance with Section 2.01.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Compliance Certificate” means a certificate substantially in the form of Exhibit F.

“Consolidated EBITDA” means, for any period, for the Borrower (or, when ENLC is a Guarantor, ENLC) and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower (or ENLC, as applicable) and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) non-cash items of the Borrower (or ENLC, as applicable) and its Subsidiaries reducing such Consolidated Net Income, (v) other non-recurring items of the Borrower (or ENLC, as applicable) and its Subsidiaries reducing such Consolidated Net Income, and (vi) without duplication, the Transaction Costs properly allocated to such period, if applicable, and minus (b) the following to the extent included in calculating such Consolidated Net Income:  (i) Federal, state, local and foreign income tax credits of the Borrower (or ENLC, as applicable) and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period; provided, however, notwithstanding the foregoing, actual cash distributions to the Borrower (or ENLC, as applicable) and its Subsidiaries by any Persons that are not Subsidiaries shall be included in calculating Consolidated EBITDA.

Consolidated EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any Material Acquisition occurring during the period commencing on the first day of such period to and including the date of such Material Acquisition (the “Reference Period”), as if such Material Acquisition occurred on the first day of the Reference Period.  In making the calculation contemplated by the preceding sentence, Consolidated EBITDA attributable to such acquired Person or such acquired Property shall be determined in good faith by the Borrower (or ENLC, as applicable) based on reasonable assumptions and shall take into account pro forma expenses that would have been incurred by the Borrower (or ENLC, as applicable) and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Borrower (or ENLC, as applicable) and its Subsidiaries in the operation of such acquired Person or acquired Property and non-personnel costs and expenses incurred by the Borrower (or ENLC, as applicable) and its Subsidiaries in the operation of the Borrower’s (or ENLC’s, as applicable) and its Subsidiaries’ business at similarly situated facilities of the Borrower (or ENLC, as applicable) or any of its Subsidiaries; provided, however, that such pro forma calculations shall be reasonably acceptable to the Administrative Agent if the Borrower does not provide the Administrative Agent with an Approved Consultant’s Report supporting such pro forma calculations.

Consolidated EBITDA shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, Consolidated EBITDA attributable to a particular asset subject to a Material Disposition occurring during the period commencing on the first day of such period to and including the date of such Material Disposition (the “Disposition Reference Period”), as if such Material Disposition occurred on the first day of the Disposition Reference Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower (or, when ENLC is a Guarantor, ENLC) and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including outstanding Loans) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all matured obligations then owed by the Borrower (or ENLC, as applicable) or any Subsidiary under or with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (i.e., excluding letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments that have not been drawn upon), (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) all Indebtedness of the Borrower (or ENLC, as applicable) or any Subsidiary of the type referred to in clause (h) of the definition of “Indebtedness” in this Agreement, (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower (or ENLC, as applicable) or any Subsidiary, and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower (or ENLC, as applicable) or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower (or ENLC, as applicable) or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower (or, when ENLC is a Guarantor, ENLC) and its Subsidiaries on a consolidated basis, the sum of (a) all cash interest and premium payments of the Borrower (or ENLC, as applicable) and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower (or ENLC, as applicable) and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP; provided that Transaction Costs shall be excluded from Consolidated Interest Charges to the extent that such Transaction Costs would have otherwise been included in the calculation of Consolidated Interest Charges.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date based on the financial statements most recently delivered pursuant to Section 6.01 to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended on or prior to such date based on the financial statements most recently delivered pursuant to Section 6.01.

“Consolidated Net Income” means, for any period, for the Borrower (or, when ENLC is a Guarantor, ENLC) and its Subsidiaries on a consolidated basis, the net income of the Borrower (or ENLC, as applicable) and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP, less applicable reserves reflected in such balance sheet, after deducting the following amounts:  (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount of its outstanding Loans at such time.

“Credit Extension” means each Loan.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disqualified Lender” means any Person that is (i) a competitor of the Borrower or any of its Subsidiaries identified from time to time in writing by the Borrower to the Administrative Agent and the Lenders, (ii) set forth in the list delivered by the Borrower to the Administrative Agent and the Lenders prior to the Closing Date, or (iii) any Affiliate of any Person described in either of the immediately foregoing clauses (i) and (ii) that is reasonably identifiable solely on the basis of their name.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“ENLC” means EnLink Midstream, LLC, a Delaware limited liability company, and its successors and assigns.

“ENLC LLC Agreement” means the First Amended and Restated Operating Agreement of ENLC, dated as of March 7, 2014.

“ENLC Revolving Credit Agreement” means the Revolving Credit Agreement by and among ENLC, as the borrower, the lenders and issuers party thereto from time to time and Bank of America, N.A. as administrative agent for such lenders and issuers.

“EnLink GP” means EnLink Midstream GP, LLC, a Delaware limited liability company, and its successors and assigns as general partner of ENLK or as the business entity with the ultimate authority to manage the business and operations of ENLK.

“EnLink Holdings” means EnLink Midstream Holdings, LP, a Delaware limited partnership.

“EnLink Holdings GP” means EnLink Midstream Holdings GP, LLC, a Delaware limited liability company, and its successors and assigns as general partner of EnLink Holdings or as the business entity to manage the business and operations of EnLink Holdings; provided that such Person must be a Subsidiary of ENLK.

“EnLink Manager” means EnLink Midstream Manager, LLC, a Delaware limited liability company, and its successors and assigns as managing member of the Borrower or as the business entity with the ultimate authority to manage the business and operations of the Borrower.

“ENLK” has the meaning set forth in the introductory paragraph of this Agreement.

“ENLK LP Agreement” means the Ninth Amended and Restated Agreement of Limited Partnership of ENLK, dated as of September 21, 2017.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party, or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, but in all cases excluding Indebtedness convertible into or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code

(and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 302 of ERISA and Sections 412 and 430 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the receipt by the Borrower or any ERISA Affiliate of notification that any Multiemployer Plan has been determined to be in endangered or critical status within the meaning of Sections 431 and 432 of the Code or Sections 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower, or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)                                 for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c)                                  if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or otherwise under a Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 3.06(b)) or becomes a party to this Agreement or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c)(i), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any withholding Taxes imposed pursuant to FATCA, and (e) any U.S. federal backup withholding Tax imposed pursuant to Section 3406 of the Code.

“Existing ENLK Credit Agreement” means that certain Credit Agreement dated as of February 20, 2014, by and among ENLK, Bank of America, as administrative agent, and the lenders party thereto.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent, and (c) such rate shall never be less than zero.

“Fee Letter” means each of (a) the Active Arranger Fee Letter, dated November 8, 2018, among ENLK, ENLC, Bank of America and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and (b) the Administrative Agent Fee Letter, dated November 8, 2018, among ENLK, ENLC and Bank of America.

“Forecast Financial Statements” means forecasts prepared by management of ENLC, in form reasonably satisfactory to the Lenders, of leverage metrics and distributable cash flow of ENLC and its Subsidiaries on an annual basis for fiscal years 2019, 2020 and 2021.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GIP” means Global Infrastructure Partners III-A/B, L.P., Global Infrastructure Partners III-C Intermediate, L.P., Global Infrastructure Partners III-C2 Intermediate, L.P., Global Infrastructure Partners III-C Stetson AIV, L.P. and each of their Affiliates, and any funds, partnerships or other investment vehicles Controlled by them or their Affiliates (excluding in each case, any portfolio companies).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, so long as such Indebtedness or other obligation has not been guaranteed or assumed by such Person and is non-recourse to such Person other than to the assets subject to such Lien (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), but limited to the fair market value of the assets securing such Indebtedness or other obligations.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means either ENLK, while it is a guarantor under a Guaranty Agreement or ENLC, while it is a guarantor under a Guaranty Agreement.

“Guaranty Agreement” means any Guaranty Agreement (Term Loan Agreement) made by any Person for the benefit of the Administrative Agent, in substantially the form of Exhibit D, pursuant to which such Person guarantees the Obligations.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations (excluding earnout obligations that do not constitute indebtedness in accordance with GAAP) of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), but limited to the value of such property securing such indebtedness if such indebtedness has not been guaranteed or assumed by such Person and is non-recourse to such Person other than to the assets subject to such Lien;

(f)                                   Capital Leases and Synthetic Lease Obligations;

(g)                                  all mandatory obligations of such Person to purchase, redeem, retire or defease any Equity Interest in such Person or any other Person prior to one year after the Maturity Date, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                                 all liabilities of such Person under any receivables securitization facility or program that would be outstanding as principal at such time thereunder if the same were structured as a secured lending arrangement rather than a purchase and sale arrangement; and

(i)                                     all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or, subject to availability, such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such

Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“Investment Grade Event” means the earlier to occur of (a) the Borrower (or if the Borrower has no Debt Rating and the Guarantor has a Debt Rating, the Guarantor) obtaining a Debt Rating of Baa3 or better from Moody’s and BB+ or better from S&P, and (b) the Borrower (or if the Borrower has no Debt Rating and the Guarantor has a Debt Rating, the Guarantor) obtaining a Debt Rating of BBB- or better from S&P and Ba1 or better from Moody’s.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Parties” means the Administrative Agent and all Lenders.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning ascribed to it in the definition of “Eurodollar Rate”.

“LIBOR Screen Rate” means the rate set forth in clause (a) of the definition of “Eurodollar Rate” or, if such rate is not available, the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.03(c).

“LIBOR Successor Rate Conforming Changes” has the meaning specified in Section 3.03(c).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means a Committed Loan.

“Loan Documents” means this Agreement, each Term Note, each Guaranty Agreement, and each Fee Letter.

“Loan Parties” means, collectively, the Borrower, the Guarantor and the Subsidiary Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Loan Parties and their respective Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under any Loan Document, or of the ability of any Loan Party to perform its payment obligations or any other material obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Acquisition” means an Acquisition having an aggregate fair market value greater than $50,000,000.

“Material Disposition” means any one or more related transactions pursuant to which a Loan Party or any of its Subsidiaries sells assets (other than issuances of Equity Interests by the Borrower and dispositions of assets in the ordinary course of business) to a third party having an aggregate fair market value greater than $50,000,000.

“Material Project” has the meaning set forth in the first paragraph of the definition of Material Project EBITDA Adjustment.

“Material Project EBITDA Adjustments” means, with respect to the construction or expansion of any capital project of a Loan Party or any of its Subsidiaries, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by Borrower to exceed, or exceeds, $20,000,000 (each a “Material Project”):

(A)                               on any date prior to the date on which a Material Project has achieved commercial operation (the “Commercial Operation Date”) (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by Administrative Agent as the projected Consolidated EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project, such amount to be determined based on (i) contracts related to such Material Project, less expenses related thereto, and (ii) other factors reasonably deemed appropriate by Administrative Agent, which amount may, at Borrower’s option, be added to actual Consolidated EBITDA for purposes of the calculation of the ratios set forth in Section 7.08 for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA attributable to such Material Project); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount of Material Project EBITDA Adjustments shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(B)                               beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated EBITDA attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at Borrower’s option, be added to actual Consolidated EBITDA for such fiscal quarters (but net of any actual Consolidated EBITDA of the Borrower attributable to such Material Project);

provided however that, notwithstanding the foregoing, (I) no such additions shall be allowed with respect to any Material Project unless: (y) not later than 30 days (or such shorter period approved by the Administrative Agent in its sole discretion) prior to the delivery of any Compliance Certificate required by the terms and provisions of Section 6.02(a), to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 7.08, the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower attributable to such Material Project, and (z) prior to the date such Compliance Certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld, conditioned or delayed) such projections and shall have received current estimates as to Material Project completion percentage, the expected Commercial Operation Date, any known material delays with respect thereto, and such other information and documentation as the Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent; and (II) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).

“Material Subsidiary” means any Subsidiary of the Borrower whose total assets, as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), represent at least 10% of the total assets of the Loan Parties and their respective Subsidiaries, as of such date of determination, on a consolidated basis.

“Maturity Date” means the date that is the third anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party or any Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Lease” means (i) an operating lease under GAAP, (ii) any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, and (iii) any lease that would have been classified as an operating lease in accordance with GAAP as in effect on December 31, 2017, whether or not such lease was in effect on such date.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412 and 430 of the Code or Section 302 of ERISA.

“Permitted Receivables Financing” means a receivables securitization facility or program of the Borrower or any Subsidiary. the obligations under which are non-recourse (except for representations, warranties, covenants, repurchase obligations and indemnities, in each case, that are reasonably customary for a seller or servicer of assets transferred in connection with such a facility or program) to the Borrower and the Subsidiaries, providing for the sale, transfer, conveyance or contribution to capital of, or the granting of a Lien on, Receivables Facility Assets to a Person that is not the Borrower or a Subsidiary; provided that the aggregate principal or similar amount outstanding at any time under all Permitted Receivables Financings and all “Permitted Receivables Financings” (as defined in the Revolving Credit Agreement) in the aggregate without duplication shall not exceed $350,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Financial Statements” means the unaudited pro forma consolidated balance sheet of ENLC and its Subsidiaries (reflecting the Simplification Transaction) as of September 30, 2018, and (giving effect to the Simplification Transaction as if it had occurred on January 1, 2017) and the related consolidated pro forma statements of income of the Borrower and its Subsidiaries.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Owners” means GIP and its Subsidiaries.

“Quarterly Distribution” means cash distributions by the Borrower during any fiscal quarter in amounts that do not exceed the Available Cash.

“Receivables Entity” means a Person formed solely for the purpose of effecting a Permitted Receivables Financing and engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” means any trade or accounts receivable owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such trade or accounts receivable, all contracts and contract rights and all guarantees or other obligations owed to the Borrower or a Subsidiary in respect of such trade or accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) related to the foregoing that are of the type customarily transferred or in respect of which security interests are customarily granted in connection with a securitization, factoring or monetization of similar assets.

“Recipient” means the Administrative Agent or any Lender.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having Commitments or Credit Exposures representing more than 50% of the Commitments or Credit Exposures of all Lenders.  The Commitment or Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Responsible Officer” means, with respect to any Person, (i) the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, vice president — finance, treasurer, assistant treasurer or controller of such Person (or its general partner, sole manager, managing member or other governing body, as applicable), (ii) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of such Person (or its general partner, sole manager, managing member or other governing body, as applicable) and (iii) solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person (or its general partner, sole manager, managing member or other governing body, as applicable) so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of such Person designated in or pursuant to an agreement between such Person and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of the Closing Date, by and among ENLC, Bank of America, as Administrative Agent, and the other lenders party thereto.

“Sanction(s)” means any economic or financial sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor thereto that is a nationally recognized rating agency.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Simplification Transaction” means that certain simplification transaction publicly announced by ENLK and ENLC on October 22, 2018, to be effected by the Agreement and Plan of Merger.

“Specified Acquisition” means any one or more related transactions (a) pursuant to which a Loan Party or any of its Subsidiaries acquires, for an aggregate principal purchase price of not less than $50,000,000, (i) the Equity Interests in any other Person that constitutes a Subsidiary of the Borrower after such acquisition or (ii) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (b) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”; provided that any series of related transactions, or multiple payments in respect of a single transaction or series of related transactions, shall not constitute more than one Specified Acquisition.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (or, if ENLC is a Guarantor, Subsidiaries of ENLC).

“Subsidiary Guarantor” means any Subsidiary (other than the Guarantor) that is a party to a Guaranty Agreement for the purposes of guaranteeing the Obligations.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or the North American Energy Standards Board, any International Foreign Exchange Master Agreement, or any other master agreement for transactions of the type described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loan made by such Lender pursuant to this Agreement, substantially in the form of Exhibit B.

“Threshold Amount” means $100,000,000.

“Transaction Costs” means all (a) upfront, structuring, consent, original issue discount, legal, professional and advisory fees paid by the Loan Parties and their respective Subsidiaries

(whether or not incurred by the Loan Parties or their respective Subsidiaries) in connection with the negotiation and execution, delivery and performance of any Loan Party’s obligations under this Agreement (including any amendments, supplements or restatements) and the ENLC Revolving Credit Agreement (including any amendments, supplements or restatements), and (b) legal, professional and advisory fees paid by the Loan Parties and their respective Subsidiaries (whether or not incurred by the Loan Parties or their respective Subsidiaries) in connection with the Simplification Transaction.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UK Bribery Act” means the United Kingdom Bribery Act 2010, as amended.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter of the Borrower and its Subsidiaries, including the notes thereto.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02.                     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03.                     Accounting Terms.  (a) Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(a)                                 Changes in GAAP.  If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.                     Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.                     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.                     [Reserved]

1.07.                     Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware Law (or any comparable event under a different jurisdiction’s law): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.
THE COMMITMENTS AND LOANS

2.01.                     Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a one-time loan in Dollars (a “Committed Loan”) to the Borrower on the Closing Date in an aggregate amount equal to such Lender’s Commitment.  Amounts prepaid in respect of such Loans may not be reborrowed.  Each Lender’s Commitment shall be deemed fully satisfied and terminated upon its fully funding its Loan as set forth above.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.                     Borrowings, Conversions and Continuations of Committed Loans.

(a)                                 The Committed Borrowing on the Closing Date, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 p.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount not less than $5,000,000. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount not less than

$500,000.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Committed Borrowing on the Closing Date, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to, or continued as, Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to the Committed Borrowing on the Closing Date, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03.                     [Reserved]

2.04.                     [Reserved]

2.05.                     Prepayments.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment in full of the Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or other financing transactions, and if any notice so states it may be revoked by the Borrower by notice to the Administrative Agent on or prior to the date specified for the prepayment of the Loans that the refinancing condition has not been met and the termination is to be revoked subject to Section 3.05(b).  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

2.06.                     [Reserved]

2.07.                     Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans outstanding on such date.

2.08.                     Interest.

(a)                                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 (i)                                     If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)                                  If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)                               Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.                     Fees.   (a)The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(a)                                 The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10.                     Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.                     Evidence of Debt.  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12.                     Payments Generally; Administrative Agent’s Clawback.

(a)                                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                                 (i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for the Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13.                     Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans, provided that:

(i)                                     the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14.                     [Reserved]

2.15.                     [Reserved]

2.16.                     [Reserved]

2.17.                     Defaulting Lenders.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)                                  Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Applicable Percentages hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)                                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.                     Taxes.

(a)                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law.  If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding for Indemnified Taxes been made.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.  (i) The Borrower shall indemnify each Recipient, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01(c)(i)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not be required to indemnify a Recipient for Indemnified Taxes pursuant to this Section 3.01(c)(i) unless such Recipient notifies the Borrower of the indemnification claim for such Indemnified Taxes no later than nine months after the earlier of (x) the date on which the relevant Governmental Authority makes written demand upon the Recipient for payment of such Indemnified Taxes, and (y) the date on which such Recipient has made payment of such Indemnified Taxes. A certificate as to the amount of such payment or liability (that provides a summary calculation of such Indemnified Tax) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below, net of any amounts the Administrative Agent has received as a set off against such Lender pursuant to Section 3.01(c)(ii) below; provided that such indemnity shall not be available to the extent that such payment is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent; and provided further that, if the Borrower is required to directly indemnify the Administrative Agent pursuant to this sentence, the Administrative Agent shall take all steps reasonably requested by the Borrower in order to ensure that the Borrower is subrogated to the Administrative Agent’s right to collect from the applicable Lender.  Prior to seeking indemnity from the Borrower under the immediately preceding sentence, the Administrative Agent shall make demand upon the applicable Lender for such amounts owed and shall use commercially reasonable efforts to exercise any then available set off rights against such Lender to satisfy such amounts owed.

(ii)                                  Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register, and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or any Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender (which, for purposes of this Section 3.01(e), shall include the Administrative Agent) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed copies of IRS Form W-9 (or any applicable successor form) certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, (or any applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI (or any applicable successor form);

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or any applicable successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                  Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(h)                                 Defined Term.  For purposes of this Section 3.01, the term “applicable Law” includes FATCA.

3.02.                     Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, then the interest rate applicable to Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate applicable to Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03.                     Inability to Determine Rates.

(a)                                 If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii)  the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

(b)                                 Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)                                  Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)                                     adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)                                  the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii)                               syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) , giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

For purposes hereof, “LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with the Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

3.04.                     Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)                                  subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                               impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s or holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice; provided that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 180 days prior to any such demand, unless such additional interest was not determinable on the date that is 180 days prior to such demand.

3.05.                     Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, but excluding the Applicable Rate expected to be received by such Lender during the remainder of such Interest Period.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06.                     Mitigation Obligations; Replacement of Lenders.

(a)                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (b) any Lender is a Defaulting Lender or a Non-Consenting Lender, or (c) any Lender’s obligation to make or to convert or continue outstanding Loans as Eurodollar Rate Loans has been suspended pursuant to Section 3.02, then the Borrower may replace such Lender in accordance with Section 10.13.

3.07.                     Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01.                     Conditions to Closing Date and Loans.  The effectiveness of this Agreement and the obligation of the Lenders to make the Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or copies of originals electronically transmitted (followed, if required below, promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of each applicable Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)                                     executed and delivered counterparts of this Agreement;

(ii)                                  an original Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a certificate as to the solvency of the Borrower individually and the Loan Parties and their Subsidiaries taken as a whole (after giving effect to the incurrence of Indebtedness and the application thereof on the Closing Date) from the chief financial officer of EnLink GP;

(vi)                              a duly completed Compliance Certificate as of the last day of the most recently ended fiscal quarter (or fiscal year) of the Borrower for which financial statements are available, signed by a Responsible Officer of the Borrower and demonstrating pro forma compliance with the financial covenants set forth in Section 7.08 (after giving effect to the incurrence of Indebtedness and the application thereof on the Closing Date);

(vii)                           a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(e) and (j) have been satisfied; and

(viii)                        such other certificates, documents, or consents as the Administrative Agent or the Lenders reasonably may require.

(b)                                 The Borrower and its Subsidiaries shall have provided the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and, to each Lender that so requests a Beneficial Ownership Certification.

(c)                                  The Lenders shall have received (which may be delivered in accordance with the second to last paragraph of Section 6.02) (i) the Audited Financial Statements, (ii) the Unaudited Financial Statements, (iii) the Pro Forma Financial Statements, provided that the Borrower’s filing of a Form S-4 with the Securities and Exchange Commission which includes pro forma financial statements relating to the Simplification Transaction will satisfy such condition precedent, and (iv) the Forecast Financial Statements.

(d)                                 A customary legal opinion of Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, covering only the matters set forth on Exhibit E and otherwise in a form reasonably acceptable to the Administrative Agent.

(e)                                  The representations and warranties of the Loan Parties contained in Article V or any other Loan Document shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of the date of the making of the Loans, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent such representations and warranties are already qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of such earlier date.

(f)                                   The Borrower shall have paid all reasonable fees, charges, and disbursements of counsel to the Administrative Agent (directly to such counsel if requested) to the extent (i) required to be paid by the Borrower pursuant to Section 10.04 and (ii) invoiced to the Borrower at least two business days prior to the proposed Closing Date.

(g)                                  The Closing Date shall have occurred on or before December 31, 2018.

(h)                                 There shall not have occurred since December 31, 2017 any event or condition that has had a Material Adverse Effect.

(i)                                     Any fees required to be paid on or before the Closing Date pursuant to the Fee Letters or the other Loan Documents shall have been paid.

(j)                                    No Default shall have occurred and be continuing, or would result from the making of the Loans or from the application of the proceeds thereof.

(k)                                 The Administrative agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01.                     Existence, Qualification and Power.  Each Loan Party and each of its Material Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or equivalent power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02.                     Authorization; No Contravention.  The execution, delivery and performance by each Loan Party and each of its Subsidiaries of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate (i) the terms of such Person’s Organization Documents, (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, or (iii) any provision of Law applicable to it, (b) result in the acceleration of any Indebtedness owed by it, except as could not reasonably be expected to have a Material Adverse Effect, (c) result in any breach of, or a default under, any material Contractual Obligation to which such Person is a party or to which its properties are bound, except as could not reasonably be expected to have a Material Adverse Effect or (d) result in the creation of any consensual Lien upon any of its material assets except as expressly contemplated in, or permitted by, the Loan Documents.

5.03.                     Governmental Authorization; Other Consents.  Except as expressly contemplated in or permitted by the Loan Documents, no material approval, consent, exemption, or authorization of, or other action by, or notice to, or filing with, any Governmental Authority or any other Person that has not been obtained is required to be made or obtained by any Loan Party, or its Subsidiaries a party thereto, pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of this Agreement or any other Loan Document to which it is a party, except those relating to performance thereof as would ordinarily be made or done in the ordinary course of business after the Closing Date.

5.04.                     Binding Effect.  This Agreement has been, and each other Loan Document to which any Loan Party or any of its Subsidiaries is a party, when delivered hereunder, will have been, duly executed and delivered by such Loan Party or such Subsidiary, as applicable.  This Agreement constitutes, and each other such Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of each Loan Party and each Subsidiary party hereto or thereto, as the case may be, enforceable against such Loan Party or such Subsidiary in accordance with its terms, except, in each case (a) as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, and by general principles of equity which may limit the right to obtain equitable remedies (regardless of whether such enforceability is a proceeding in equity or at law) and (b) as to the enforceability of provisions for indemnification and the limitations thereon arising as a matter of law or public policy.

5.05.                     Financial Statements; No Material Adverse Effect.

(a)                                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted

therein; and (ii) fairly present in all material respects the financial condition of ENLK and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby.

(b)                                 The unaudited consolidated balance sheet of ENLK and its Subsidiaries dated September 30, 2018, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of ENLK and its Subsidiaries on a consolidated basis as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  As of the Closing Date, for the period from December 31, 2017 through the Closing Date, there exists no event or circumstance with respect to the Borrower and its Subsidiaries taken as a whole, either individually or in the aggregate, that has then resulted or would reasonably be expected to result in a Material Adverse Effect.

(d)                                 The Pro Forma Financial Statements that were most recently delivered pursuant to Section 4.01(c) fairly present in all material respects the consolidated pro forma financial condition of ENLC and its Subsidiaries as at the date specified therein and the consolidated pro forma results of operations of ENLC and its Subsidiaries for the period ended on such date, all in accordance with GAAP, subject to the absence of footnotes and to normal year-end audit adjustments.

(e)                                  The Forecast Financial Statements that were most recently delivered pursuant to Section 4.01(c) were prepared in good faith and on the basis of information and assumptions that ENLK believed to be reasonable as of the date such information was furnished (it being recognized by the Lenders that such estimates, financial projections and forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such estimates, financial projections and forecasts may differ from the projected results set forth therein by a material amount).

5.06.                     Litigation.  Except as disclosed in the Audited Financial Statements, or in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries, or against any of their properties or revenues that, as of the Closing Date, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07.                     No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08.                     Ownership of Property.  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09.                     Environmental Compliance.  Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that each Loan Party and its Subsidiaries are in compliance with such Environmental Laws and are not subject to any claims thereunder except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10.                     Insurance.  The properties of each Loan Party and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of a Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies of a similar size, engaged in similar businesses and owning similar properties in localities where the Loan Party or the applicable Subsidiary operates.

5.11.                     Taxes.  Each Loan Party and its Subsidiaries have filed all Federal, state and other Tax returns and reports required to be filed by them, and have paid all Federal, state and other Taxes, governmental assessments, governmental fees and other governmental charges levied or imposed upon them or their properties or assets that are due and payable by them, except (i) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) where failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, there is no proposed tax assessment against any Loan Party or any of its Subsidiaries that would, if made, have a Material Adverse Effect.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement with a party other than ENLC and/or any of its Subsidiaries, except with respect to Texas franchise taxes (including, for the avoidance of doubt, margin taxes) for 2018 and prior periods.

5.12.                     ERISA Compliance.

(a)                                 Except as disclosed in the Audited Financial Statements or in Schedule 5.12, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws to the extent that any non-compliance therewith could reasonably be expected to result in a Material Adverse Effect.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter has been submitted to the IRS.  To the knowledge of the Borrower, nothing has occurred with respect to the Borrower, or any ERISA Affiliate that would prevent or cause the loss of such tax-qualified status.

(b)                                 Except as disclosed in the Audited Financial Statements or in Schedule 5.12, there are no pending or, to the knowledge of the Borrower, overtly threatened in writing, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Except as disclosed in the Audited Financial Statements or in Schedule 5.12, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                                  Except as disclosed in the Audited Financial Statements or in Schedule 5.12 (i) no ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate has actual knowledge of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) each Loan Party and each ERISA Affiliate has met in all material respects all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate has actual knowledge of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums or obligations of immaterial amounts, and there are no premium payments which have become due that are delinquent or are being contested in good faith; (v) neither the Borrower nor any ERISA Affiliate has, to its actual knowledge, engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) to the actual knowledge of the Borrower, no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13.                     Margin Regulations; Investment Company Act.

(a)                                 No Loan Party or any of its Subsidiaries is engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 No Loan Party, nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.14.                     Disclosure.  No report, financial statement, certificate or other information (other than projected and forecast financial information and information of a general economic nature or industry specific information) furnished by or on behalf of any Loan Party, or any of their respective Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement (including those delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished, when so modified or supplemented)) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading when taken as a whole with other previously provided information, in the light of the circumstances under which made or deemed made and as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date). As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.15.                     Compliance with Laws.  Except as set forth in Schedule 5.15, each of the Loan Parties and each of their Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith, and if necessary, by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16.                     Solvency.  On the Closing Date, after giving effect to the incurrence of all Indebtedness on the Closing Date, and the application of the proceeds thereof, each of (a) the Borrower individually and (b) the Borrower together with its Subsidiaries taken as a whole, is Solvent.

5.17.                     OFAC. Neither any Loan Party, nor any of their Subsidiaries, nor, to the knowledge of any Loan Party or any of their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.18.                     Anti-Corruption Laws. Each Loan Party and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions applicable to the Loan Parties and their respective Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.19.                     EEA Financial Institution.  No Loan Party is an EEA Financial Institution.

ARTICLE VI.
AFFIRMATIVE COVENANTS

Beginning on the Closing Date and continuing so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02(a), (b) and (d), and Section 6.03) cause each other Loan Party and each Subsidiary to:

6.01.                     Financial Statements.  Deliver to the Administrative Agent:

(a)                                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower or, if ENLC is a Guarantor, ENLC (or, if earlier, 15 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal year ended December 31, 2018), a consolidated balance sheet of the Borrower (or, if ENLC is a Guarantor, ENLC) and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit; and

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower(or, if ENLC is a Guarantor, ENLC)  (or, if earlier, 5 days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)) (commencing with the fiscal quarter ending March 31, 2019), a consolidated balance sheet of the Borrower (or, if ENLC is a Guarantor, ENLC) and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s (or ENLC’s, as applicable) fiscal year then ended, and the related consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s (or ENLC’s, as applicable) fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, vice president - finance, treasurer or controller of the Borrower (or ENLC, as applicable) as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower (or ENLC, as applicable) and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02.                     Certificates; Other Information.  Deliver to the Administrative Agent:

(a)                                 concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ending after the Closing Date), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, vice president — finance, treasurer or controller of the Borrower (or, if ENLC is a Guarantor, ENLC) (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower (or, if ENLC is a Guarantor, ENLC) may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                                  promptly, to the Administrative Agent, upon written request, such additional information regarding the business, financial or corporate affairs of the Loan Parties or any Subsidiary, or compliance with the terms of the Loan Documents, in each case which are reasonably requested by the Administrative Agent or any Lender and not subject to confidentiality restrictions or attorney-client privilege;

(d)                                 promptly after obtaining knowledge thereof, notice of any public announcement by Moody’s or S&P of any downgrade in a Debt Rating; and

(e)                                  promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender pursuant to Section 10.18 or otherwise for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or ENLC, as applicable) posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s (or ENLC’s, as applicable) behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent and including the Securities and Exchange Commission’s website on the internet at www.sec.gov); provided that: (i) the Borrower (or ENLC, as applicable) shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower (or ENLC, as applicable) shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower (or ENLC, as applicable) with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

6.03.                     Notices.  Promptly notify the Administrative Agent and each Lender:

(a)                                 of the occurrence of any Default; and

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04.                     Payment of Taxes, Etc.  (a) Timely file all Tax returns (including any extensions) required to be filed by it, (b) pay all Taxes, governmental assessments and other governmental charges or levies imposed upon it or upon its property and payable by it before the same shall become delinquent or in default, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (i) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, diligently conducted and has set aside on its books adequate reserves therefor which are required by GAAP or (ii) such non-filing, non-payment or non-maintenance would not reasonably be expected to result in a Material Adverse Effect.

6.05.                     Preservation of Existence, Etc.  (a) Preserve and maintain its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in each case (i) where the failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) as permitted in Section 7.03.

6.06.                     Maintenance of Properties.  Maintain all of its material properties and equipment that are necessary in the operation of its business in good working order and condition, ordinary wear and tear and obsoleteness excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07.                     Maintenance of Insurance.  Maintain, with financially sound and reputable insurance companies, insurance or, at its option, self-insure in such amounts (after giving effect to any self-insurance compatible with the following standards) and against such risks as are customarily insured by other Persons engaged in the same or similar business and owning similar properties; provided, however, that notwithstanding the foregoing provisions of this Section 6.07, the Loan Parties or any of their Subsidiaries may effect workers’ compensation or similar insurance in respect of operations in any state or other jurisdiction through any insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance in accord with applicable laws.  The insurance coverages and amounts will be reasonably determined by the Borrower, based on coverages carried by companies of a similar size, engaged in similar businesses and owning similar properties in localities where such properties owned by the Loan Party or the applicable Subsidiary are located or situated, and with respect to each Subsidiary, may be maintained by the Borrower.

6.08.                     Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings, if necessary, diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09.                     Books and Records.  Maintain full and accurate books of record and account in conformity with GAAP consistently applied.

6.10.                     Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and, during the existence of an Event of Default, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and to make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to the Loan Parties or any Subsidiary in respect of property of that Person on the premises of Persons other than the Loan Parties, Subsidiary or Affiliate thereof, and all information, books and records furnished or requested to be made, all information to be investigated or verified, all copies and abstracts of all information, books and records and all discussion conducted with any officer, employee or representative of any Loan Party or any Subsidiary, in each case, shall be subject to any applicable attorney-client privilege exceptions which the Loan Party or such Subsidiary determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between any Loan Party or any Subsidiary and Persons other than the Loan Parties, Subsidiary, or Affiliate thereof and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 10.07 of this Agreement.

6.11.                     Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to repay a portion of the Indebtedness under the Existing ENLK Credit Agreement, (ii) for working capital and capital expenditures, (iii) to finance fees, costs and expenses incurred by the Borrower in connection with this Agreement, and (iv) for other general corporate purposes not in violation of any Law applicable to it.

6.12.                     [Reserved].

6.13.                     Anti-Corruption Laws; Sanctions. Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

6.14.                     Guaranty Agreement by ENLC. Upon the earlier to occur of (a) the consummation of the Simplification Transaction and (b) any Guarantee by ENLC (or any Subsidiary of ENLC other than ENLK and its Subsidiaries) of any senior unsecured notes of ENLK, unless ENLC has become the Borrower in accordance with Section 6.15, ENLC shall execute a Guaranty Agreement.  Together with such Guaranty Agreement, the Borrower shall cause ENLC to take all action and deliver such documentation reasonably requested by the Administrative Agent in connection therewith, including without limitation legal opinions, resolutions, and certificates, which shall in no event exceed the form, scope and substance of the actions and documentation delivered by ENLK pursuant to Section 4.01.

6.15.                     ENLC as Borrower; Guaranty Agreement by ENLK.  Notwithstanding anything to the contrary in this Agreement, at any time upon or after the consummation of the Simplification Transaction, in the sole discretion of ENLC and ENLK, ENLC may replace ENLK as the Borrower in all respects under this Agreement and in such case ENLK shall replace ENLC as the Guarantor in all respects under this Agreement.  ENLK and ENLC shall provide the Administrative Agent with fifteen Business Days prior written notice of such election and a Guaranty Agreement executed by ENLK, and shall take all actions and deliver all documentation reasonably requested by the Administrative Agent in connection therewith, including without limitation an assumption by ENLC of all the obligations of the Borrower hereunder, and legal opinions, resolutions, and certificates, which shall in no event exceed the form, scope and substance of the legal opinions, resolutions and certificates delivered by ENLK pursuant to Section 4.01.

ARTICLE VII.
NEGATIVE COVENANTS

Beginning on the Closing Date and continuing thereafter so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and payable) hereunder shall remain unpaid or unsatisfied, no Loan Party shall (except in the case of the covenants set forth in Section 7.02, which shall be limited to the Subsidiaries specified therein), nor shall it permit any Subsidiary to directly or indirectly:

7.01.                     Liens.  Create, incur, assume or permit to exist any Lien upon any of its property to secure Indebtedness, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document or securing any of the Obligations;

(b)                                 Liens for Taxes, assessments, charges and levies not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c)                                  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens (including Liens on property of the Borrower or any Subsidiary in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings, if necessary, diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 Liens on cash and cash equivalents securing obligations under Swap Contracts;

(e)                                  pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) or to secure letters of credit issued with respect thereto;

(f)                                   deposits to secure the performance of bids, trade contracts, leases (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (or to secure letters of credit issued in connection therewith);

(g)                                  easements, rights-of-way, restrictions and other similar encumbrances affecting real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)                                 inchoate Liens in respect of pending litigation or Liens securing judgments for the payment of money (or securing letters of credit, appeal or other surety bonds related to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution and arising in the ordinary course of business;

(j)                                    Liens in respect of Operating Leases;

(k)                                 Liens securing Acquired Indebtedness, provided that (i) each such Lien existed at the time the obligor thereon was merged with the Borrower or any Subsidiary or otherwise became a Subsidiary, and was not created in anticipation thereof and (ii) no such Lien shall extend to or cover any property or asset of the Borrower or any Subsidiary other than the property or assets of such obligor at the time it became a Subsidiary and any additions thereto, proceeds thereof and property in replacement or substitution thereof;

(l)                                     Liens on any asset acquired by the Borrower or any Subsidiary; provided that (i) each such Lien existed at the time of such acquisition and was not created in anticipation thereof and (ii) no such Lien shall extend to or cover any property or asset of the Borrower or any Subsidiary other than the property or asset so acquired and any additions thereto, proceeds thereof and property in replacement or substitution thereof;

(m)                             rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;

(n)                                 rights reserved to or vested by Law in any Governmental Authority to, control or regulate any of the properties of the Borrower or any Subsidiary or the use thereof or the rights and interests of the Borrower or any Subsidiary therein, in any manner under any and all Laws;

(o)                                 rights reserved to the grantors of any properties of the Borrower or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(p)                                 Liens incurred prior to the Closing Date securing obligations of a Subsidiary (but not a Loan Party) owed on the Closing Date to a Loan Party or to another Subsidiary of a Loan Party and as set forth on Schedule 7.01(p);

(q)                                 Liens on Receivables Facility Assets or accounts into which solely collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing;

(r)                                    Liens securing Indebtedness, including Capital Leases, incurred or assumed for the purpose of financing all or any part of the cost of acquiring, repairing, constructing or improving fixed or capital assets; provided that (i) any such Lien shall be created substantially simultaneously with or within 12 months after the acquisition thereof or the completion of the repair, construction or improvement thereof, (ii) such Lien shall not apply to any other property or assets of the Borrower or any of its Subsidiaries (other than repairs, renewals, replacements, additions, accession, improvements and betterments thereto) and (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be;

(s)                                   Liens arising out of the refinancing, extension, renewal or refunding of any debt secured by any Lien permitted by clause (k), (l), or (r) of this Section 7.01; provided that no such Lien shall encumber any additional assets (other than additions thereto and property in replacement or substitution thereof) or secure debt with a larger principal amount (other than in respect of accrued interest, fees and transaction costs) than the debt being refinanced, extended, renewed or refunded; and

(t)                                    Liens otherwise not permitted herein which secure obligations in an aggregate principal amount not to exceed at any time outstanding 15% of the Borrower’s Consolidated Net Tangible Assets.

7.02.                     Indebtedness.  Permit any Subsidiary (other than the Guarantor or any Subsidiary Guarantor in each case to the extent its applicable Guaranty Agreement is then in effect) to create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness of (i) any Subsidiary owing to the Borrower, or (ii) any Subsidiary owing to another Subsidiary;

(c)                                  Acquired Indebtedness;

(d)                                 Indebtedness in respect of Swap Contracts or credit support in respect thereof entered into in the ordinary course of business;

(e)                                  Indebtedness under a Permitted Receivables Financing;

(f)                                   any refinancings, refundings, renewals or extensions of Indebtedness incurred pursuant to clause (c) of this Section 7.02; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(g)                                  Guarantees by any Subsidiary of Indebtedness of any Loan Party to the extent such Subsidiary has guaranteed the Indebtedness of the Borrower under this Agreement on terms and conditions reasonably satisfactory to the Administrative Agent;

(h)                                 Guarantees of Indebtedness permitted pursuant to this Section 7.02; and

(i)                                     other Indebtedness not otherwise permitted pursuant to the foregoing clauses (a) through (h) in an aggregate principal amount at any time outstanding not to exceed 15% of the Borrower’s Consolidated Net Tangible Assets.

7.03.                     Fundamental Changes; Dispositions.  Merge, dissolve, liquidate, consolidate with or into another Person, or sell, transfer, lease, exchange or otherwise dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (including, in each case, pursuant to a transaction described in Section 1.07(a)), except that, so long as no Default exists or, upon giving pro forma effect thereto, would immediately result therefrom:

(a)                                 any Loan Party or any Subsidiary may merge, consolidate or amalgamate with another Person, provided that if such merger, consolidation or amalgamation involves (i) a Loan Party, then a Loan Party shall be the surviving or continuing entity, or (ii) the Borrower, then the Borrower shall be the acquiring, surviving or continuing entity;

(b)                                 any Subsidiary (other than any Subsidiary that owns 25% or more of the Borrower’s (or, if ENLC is the Guarantor, ENLC’s) Consolidated Net Tangible Assets) may sell, transfer, lease exchange or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise);

(c)                                  any Subsidiary may sell, transfer, lease exchange or otherwise dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; and

(d)                                 any Subsidiary (other than any Subsidiary of a Loan Party that owns 25% or more of the Borrower’s (or, if ENLC is the Guarantor, ENLC’s) Consolidated Net Tangible Assets) may dissolve or liquidate if such dissolution or liquidation results from dispositions not prohibited by this Agreement;

provided that this Section 7.03 shall not prohibit the merger of ENLK into ENLC so long as ENLC is then, or becomes upon such merger, the Borrower and assumes all of the Obligations in accordance with Section 6.15.

7.04.                     Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.05.                     Transactions with Affiliates.  Enter into any material transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on terms that are no less favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following transactions: (a) any employment, equity award, equity option or equity appreciation agreement or plan entered into by such Loan Party or any of its Subsidiaries in the ordinary course of business of such Loan Party or such Subsidiary; (b) customary compensation, customary indemnification and other customary benefits made available to officers, directors or employees of such Loan Party, any of its Subsidiaries or when ENLK is the Borrower, EnLink GP, and when ENLC is a Loan Party, EnLink Manager, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance; (c) when ENLK is the Borrower, transactions with EnLink GP as contemplated by the ENLK LP Agreement, and when ENLC is a Loan Party, transactions with EnLink GP as contemplated by the ENLC LLC Agreement; (d) transactions between or among such Loan Party and its Subsidiaries and not involving any other Affiliate; (e) Restricted Payments so long as at the time such Restricted Payment is declared or made and immediately after giving effect thereto, (i) the Borrower would be in pro forma compliance with Section 7.08 and (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (f) other transactions (whether existing on the Closing Date or entered after the Closing Date) approved by the conflicts committee of EnLink GP or, if ENLC is a Loan Party, EnLink Manager.

7.06.                     Burdensome Agreements.  Enter into any material Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to a Loan Party (unless such Restricted Payment may be made to another Loan Party) or otherwise to transfer property to a Loan Party (unless such property may be transferred to another Loan Party), other than any such limitation existing under or by reason of:

(a)                                 applicable Law;

(b)                                 amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of Contractual Obligations existing on the Closing Date; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of any security, agreement, instrument or other undertaking evidencing any such Contractual Obligation are no more restrictive, taken as a whole, with respect to such limitations than those contained in such security, agreement, instrument or other undertaking as it existed on the Closing Date;

(c)                                  any Contractual Obligation (i) governing property existing at the time of the acquisition thereof, so long as the limitation relates only to the property so acquired or (ii) of any Subsidiary existing at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary of the Borrower, or otherwise became a Subsidiary of the Borrower in each case not created in contemplation of such acquisition, merger or consolidation, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such Contractual Obligations; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such limitations than those contained in such Contractual Obligations;

(d)                                 customary non-assignment provisions in Contractual Obligations entered into in the ordinary course of business;

(e)                                  customary limitations on a Receivables Entity pursuant to a Permitted Receivables Financing;

(f)                                   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(g)                                  any Contractual Obligation related to any Indebtedness not prohibited by this Agreement;

(h)                                 any Contractual Obligation related to the sale, transfer or other disposition of a Subsidiary or property that is not prohibited by this Agreement; provided that such limitation applies only to that Subsidiary or property, as applicable, pending such sale, transfer or other disposition;

(i)                                     Permitted Liens;

(j)                                    any Contractual Obligation with respect to the disposition or distribution of property or cash in joint ventures not otherwise prohibited by this Agreement and entered into in the ordinary course of business; or

(k)                                 any Contractual Obligation related to preferred Equity Interests issued by a Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof, provided that issuance of such preferred Equity Interests is not prohibited by Section 7.02 and the terms of such preferred Equity Interest do not expressly restrict the ability of such Subsidiary to make Restricted Payments (other than requirements to pay dividends or liquidation preferences on such preferred Equity Interests prior to paying any dividends or making any other distributions on other Equity Interests).

7.07.                     Use of Proceeds.  Use the proceeds of the Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose (within the meaning of Regulation U of the FRB) in violation of any of the Regulations of the FRB, including Regulations U and X, or (b) for any other purpose that entails a violation of any of the Regulations of the FRB, including Regulations U and X.

7.08.                     Financial Covenants

(a)                                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower (or, if ENLC is a Guarantor, ENLC) (i) occurring other than during an Acquisition Period, to be greater than 5.00 to 1.00, or (ii) occurring during an Acquisition Period, to be greater than 5.50 to 1.00; provided that, for purposes of this Section 7.08(a), Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments.

(b)                                 Consolidated Interest Coverage Ratio.  Prior to the occurrence of an Investment Grade Event, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (or, if ENLC is a Guarantor, ENLC) to be less than 2.50 to 1.00; provided that, for purposes of this Section 7.08(b), Consolidated EBITDA may include, at the Borrower’s option, any Material Project EBITDA Adjustments.

7.09.                     Sanctions.  Directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or, to the knowledge of the Borrower, any joint venture partner or other Person, to fund any activities of or business with any Person described in clauses (a), (b), or (c) of Section 5.17, or in any other manner that will result in a violation by any party hereto of Sanctions.

7.10.                     Anti-Corruption Laws. Directly or indirectly use the proceeds of any Credit Extension in furtherance of an offer, payment, promise to pay or authorization of the payment or giving of money to any Person in violation of the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions, applicable to the Borrower and its Subsidiaries.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01.                     Events of Default.  Any of the following shall constitute an Event of Default:

(a)                                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when due and payable, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan, any fee due hereunder pursuant to Section 2.09, or any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Section 6.02(a) which is not remedied within five Business

Days after written notice thereof is given by the Administrative Agent or a Lender to the Borrower, or (ii) Section 6.03 or Article VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or comply with any of its obligations under any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party on its part to be performed or complied with and such failure continues for 30 days after notice of such failure is given by the Administrative Agent to the Borrower or such Loan Party; or

(d)                                 Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary herein or in any other Loan Document shall be incorrect when made or deemed made, in any material respect; or

(e)                                  Cross-Default.  (i) Any Loan Party or any Material Subsidiary (or any two or more Subsidiaries that, if combined, would constitute a Material Subsidiary) (A) fails to make any payment when due and payable (whether by scheduled maturity, required prepayment, tender, put, acceleration, demand, or otherwise) of any principal of or interest on any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) in an aggregate principal amount which exceeds the Threshold Amount and such failure continues after the passing of the applicable notice and grace periods (other than such Indebtedness the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Loan Party or Subsidiary as required by GAAP), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, beyond the applicable grace, cure, extension, forbearance or similar period, if the effect of which failure or other event is to cause such Indebtedness to be declared to be due and payable or required to be prepaid or repurchased (other than by regularly scheduled payment) prior to its stated maturity (provided that, with respect to clause (B) only, the foregoing shall not apply to any mandatory tender, mandatory prepayment or put in connection with the consummation of any transaction not prohibited by this Agreement); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, (1) the Swap Termination Value owed by any Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount (other than amounts under such Swap Contract, the validity of which are being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of such Loan Party or such Subsidiary as required by GAAP) (2) after giving effect to any applicable grace, cure, extension, forbearance or similar period, the effect of such Early Termination Date is to cause such Swap Termination Value to become due and (3) such Swap Termination Value has not been paid when due; or

(f)                                   Insolvency Proceedings, Etc.  (i) Any Loan Party, (ii) at all times when ENLC is the Borrower, EnLink Manager or EnLink GP, and at all times when ENLK is the Borrower, EnLink GP, or (iii) any Material Subsidiary (or any two or more Subsidiaries that, if combined, would constitute a Material Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                  Inability to Pay Debts; Attachment.  (i) (x) Any Loan Party, (y) at all times when ENLC is the Borrower, EnLink Manager or EnLink GP, and at all times when ENLK is the Borrower, EnLink GP, or (z) any Material Subsidiary (or any two or more Subsidiaries that, if combined, would constitute a Material Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not stayed, released, vacated or fully bonded within 60 days (or such longer period for which a stay of enforcement is allowed by applicable Law) after its issue or levy; or

(h)                                 Judgments.  There is entered against (i) any Loan Party, (ii) at all times when ENLC is the Borrower, EnLink Manager or EnLink GP, and at all times when ENLK is the Borrower, EnLink GP, or (iii) any Material Subsidiary (or any two or more Subsidiaries that, if combined, would constitute a Material Subsidiary) a judgment for the payment of money in an aggregate amount (as to all such judgments or orders) which exceeds the Threshold Amount (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage, or self-insurance reasonably acceptable to the Administrative Agent) at any one time outstanding and prior to the discharge thereof (i) enforcement proceedings are lawfully commenced by any creditor upon such judgment or (ii) there is a period of 30 consecutive days after the entry of such judgment during which a discharge, stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                     ERISA.  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the payment Obligations (other than contingent obligations not yet due and payable), ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than in accordance with the terms of such Loan Document; or

(k)                                 Change of Control.  There occurs any Change of Control after the Closing Date.

8.02.                     Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b)                                 exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders and under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts that have accrued and are owing as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03.                     Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01.                     Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law; provided that the meaning of such term in Section 10.06(c) is intended to be consistent with the meaning of such term as used in Section 5f.103-1(c) of the United States Treasury Regulations and any other analogous sections of the Code or United States Treasury Regulations. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.                     Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03.                     Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04.                     Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.                     Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative

Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.                     Resignation of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this

Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07.                     Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08.                     No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents, or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09.                     Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10.                     Certain ERISA Matters.

(a)                                 Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)                                     such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(ii)                                  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)                               (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)                              such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)                                 In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.
MISCELLANEOUS

10.01.              Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or the Administrative Agent with the written consent of the Required Lenders) and the Borrower or the applicable Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                 waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)                                 postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                                  reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(d)                                 change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby or any other provision providing for the pro rata treatment of Lenders, in each case without the written consent of each Lender;

(e)                                  any release of the Guarantor (other than pursuant to Section 6.15) or any Subsidiary Guarantor from its obligations under the Guaranty Agreement without the written consent of each Lender; or

(f)                                   change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the principal owed to any such Lender may not be reduced, or the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02.              Notices; Effectiveness; Electronic Communication.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of Loan Party and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i)

an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                                  Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Each Loan Party shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03.              No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04.              Expenses; Indemnity; Damage Waiver.

(a)                                 Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that such fees, charges and disbursements of counsel shall be limited to a single firm of counsel for the Administrative Agent and Lenders and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for such Person, and, solely in the case of an actual or perceived conflict of interest, where the Administrative Agent or any Lender affected by such conflict informs the Borrower of such conflict, one additional firm of counsel in each relevant jurisdiction for such Person similarly situated.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, settlement costs, and related expenses (including the reasonable fees, charges and disbursements of any counsel for the Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR

ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that (A) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a breach in bad faith by an Indemnitee of its obligations under the Loan Documents, and (B) such fees, charges and disbursements of counsel shall be limited to a single firm of counsel for all the Indemnitees and, if reasonably necessary, a single firm of local or regulatory counsel in each appropriate jurisdiction and a single firm of special counsel for each relevant specialty, in each case for all such Indemnitees, and, solely in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict, one additional firm of counsel in each relevant jurisdiction for the affected Indemnitee similarly situated.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither the Borrower nor any Indemnitee referred to in subsection (b) above shall assert, and each hereby waives, and acknowledges that none of its affiliates shall have, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is otherwise entitled to indemnification under subsection (b) above.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee or the breach in bad faith of such Indemnitee of its obligations hereunder or thereunder as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                   Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05.              Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.              Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)                               the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to any Person that is at the time of the trade date with respect to such assignment (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) a natural Person, (C) a Disqualified Lender unless the Borrower consents to such assignment or (D) a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v); provided, however, that other than maintaining and updating the list of Disqualified Lenders in accordance with the definition thereof or providing the list of Disqualified Lenders upon written request, (x) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (y) without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans to any Disqualified Lender.

(vi)                              Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

Notwithstanding anything to the contrary in any Loan Document, Merrill Lynch, Pierce, Fenner & Smith Incorporated may, without notice to the Company, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Person that is at the time of the trade date with respect to such sale a natural Person, a Disqualified Lender, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 and Section 10.13 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07.              Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder or (iii) credit insurance brokers and providers, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary in connection with this Agreement and the other Loan Documents relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08.              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or its respective Affiliates, irrespective of whether such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09.              Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10.              Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11.              Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the making of the Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12.              Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13.              Replacement of Lenders.  If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loan accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Laws; and

(e)                                  in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14.              Governing Law; Jurisdiction; Etc.

(a)                                 GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY OF THEIR RESPECTIVE AFFILIATES MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY HERETO OR THERETO, THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15.              Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16.              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17.              Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18.              USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19.              Time of the Essence.  Time is of the essence of the Loan Documents.

10.20.              Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-in Action on any such liability, including, if applicable:

(i)                                     a reduction in full or in part or cancellation of any such liability;

(ii)                                  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                               the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.21.              ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENLINK MIDSTREAM PARTNERS, LP

By: EnLink Midstream GP, LLC, its General Partner

By:	/s/ Eric D. Batchelder
Name:	Eric D. Batchelder
Title:	Executive Vice President and Chief Financial Officer

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Christopher DiBiase
Name:	Christopher DiBiase
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Matthew Davis
Name:	Matthew Davis
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

CITIBANK, N.A., as a Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Taylor Morgan
Name:	Taylor Morgan
Title:	Assistant Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

BRANCH BANKING & TRUST COMPANY, as a Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Andrew Griffin
Name:	Andrew Griffin
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

MORGAN STANLEY BANK, N.A.., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

MUFG Bank Ltd., as a Lender

By:	/s/ Todd Vaubel
Name:	Todd Vaubel
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. Kelfrich
Name:	Kyle T. Kelfrich
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

REGIONS BANK, as a Lender

By:	/s/ Hongfei (Iris) Zhang
Name:	Hongfei (Iris) Zhang
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

SUNTRUST BANK, as a Lender

By:	/s/ Benjamin L. Brown
Name:	Benjamin L. Brown
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Maria Macchiaroli
Name:	Maria Macchiaroli
Title:	Authorized Signatory

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as a Lender

By:	/s/ Joe Lattanzi
Name:	Joe Lattanzi
Title:	Managing Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Jeffrey
Name:	Patrick Jeffrey
Title:	Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

COMERICA BANK, as a Lender

By:	/s/ V. Mark Fuqua
Name:	V. Mark Fuqua
Title:	Executive Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Jason A. Zilewicz
Name:	Jason A. Zilewicz
Title:	Director

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

ZIONS BANCORPORATION, N.A. DBA AMEGY BANK, as a Lender

By:	/s/ Jill McSorley
Name:	Jill McSorley
Title:	Senior Vice President — Amegy Bank Division

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

RAYMOND JAMES BANK, NA, as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

[SIGNATURE PAGE TO TERM LOAN AGREEMENT — ENLINK MIDSTREAM PARTNERS, LP]

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$51,000,000.00	6.00000000000000%
BMO Harris Bank N.A.	$51,000,000.00	6.00000000000000%
Royal Bank of Canada	$51,000,000.00	6.00000000000000%
Citibank, N.A.	$51,000,000.00	6.00000000000000%
Wells Fargo Bank, N.A.	$51,000,000.00	6.00000000000000%
Barclays Bank PLC	$39,230,769.23	4.61538461529412%
Branch Banking & Trust Company	$39,230,769.23	4.61538461529412%
Credit Suisse AG, Cayman Islands Branch	$39,230,769.23	4.61538461529412%
JPMorgan Chase Bank, N.A.	$39,230,769.23	4.61538461529412%
Mizuho Bank, Ltd.	$39,230,769.23	4.61538461529412%
Morgan Stanley Bank, N.A.	$39,230,769.23	4.61538461529412%
MUFG Bank, Ltd.	$39,230,769.23	4.61538461529412%
PNC Bank, National Association	$39,230,769.23	4.61538461529412%
Regions Bank	$39,230,769.23	4.61538461529412%
SunTrust Bank	$39,230,769.23	4.61538461529412%
Toronto-Dominion Bank, New York Branch	$39,230,769.23	4.61538461529412%
The Bank of Nova Scotia, Houston Branch	$39,230,769.23	4.61538461529412%
U.S. Bank National Association	$39,230,769.23	4.61538461529412%
Comerica Bank	$24,519,230.77	2.88461538470588%
The Huntington National Bank	$24,519,230.77	2.88461538470588%
Zions Bancorporation, N.A. dba Amegy Bank	$19,615,384.62	2.30769230823529%
Raymond James Bank, NA	$16,346,153.85	1.92307692352941%
Total	$850,000,000.00	100.00000000000000%

Schedule 2.01 Term Loan Agreement

1

SCHEDULE 5.06

LITIGATION

None.

Schedule 5.06 Term Loan Agreement

1

SCHEDULE 5.12

ERISA

None.

Schedule 5.12 Term Loan Agreement

1

SCHEDULE 5.15

COMPLIANCE WITH LAWS

None.

Schedule 5.15 Term Loan Agreement

1

SCHEDULE 7.01(P)

EXISTING INTERCOMPANY OBLIGATIONS

None.

Schedule 7.01(p) Term Loan Agreement

1

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

EnLink Midstream Partners, LP

1722 Routh Street, Suite 1300

Dallas, Texas 75201

Attention: General Counsel

Facsimile: 214-721-9299

Electronic Mail: legal@enlink.com

Website Address: www.enlink.com

Taxpayer Identification Number: 16-1616605

with a copy to:

BAKER BOTTS L.L.P

2001 Ross Avenue

Suite 1000

Dallas, Texas 75201

Attention: Luke A. Weedon

Telephone: 214-953-6970

Facsimile: 214-661-4970

Electronic Mail: luke.weedon@bakerbotts.com

Schedule 10.02 Term Loan Agreement

1

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
 (for payments and Requests for Credit Extension):

Bank of America, N.A.

Street Address: 2380 Performance Dr

Mail Code: TX2-984-03-02

City, State ZIP Code: Richardson, TX 7502

Attention: Patrick Richardson

Telephone: (817) 230-8914

Facsimile:  (214) 416-0555

Electronic Mail: prichardson3@baml.com

Account No.:  1366072250600

Ref:  Enlink Midstream LLC

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

Street Address:  222 Broadway

Mail Code:  NY3-222-14-03

City, State ZIP Code:  New York, NY  10038

Attention:  Steven Gazzillo

Telephone:  (646) 556-0328

Facsimile:   (212) 901-7842

Electronic Mail: steven.gazzillo@baml.com

2

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE(1)

Date:             , 20

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ Borrowing of Committed Loans

Comprised of: ☐  Base Rate Loans

☐  Eurodollar Rate Loans

☐ A conversion of Committed Loans:                                                             .(2)

☐ A continuation of Committed Loans(3)

1.             On                                                                          (a Business Day).

2.             In the amount of $                                          .(4)

(1) Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) on the requested date of any Borrowing of Base Rate Committed Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 12:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.

(2) Specify current Type of Committed Loans and requested Type for conversion.

(3) Applicable to Eurodollar Rate Loans.

(4) Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount not less than $5,000,000. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount not less than $500,000.

3.             For Eurodollar Rate Loans:  with an Interest Period of              months. (5)

ENLINK MIDSTREAM PARTNERS, LP

By: EnLink Midstream GP, LLC, its general partner

By:
Name:
Title:

(5) The Borrower may select an Interest Period of one, two, three, or six months, or, subject to availability, such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders.

EXHIBIT B

FORM OF TERM NOTE

(Term Loan Agreement)

FOR VALUE RECEIVED, the undersigned hereby promises to pay to                       or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the unpaid principal amount of each Loan made by the Lender to the Borrower under that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and during the continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ENLINK MIDSTREAM PARTNERS, LP

By: EnLink Midstream GP, LLC, its general partner

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(Term Loan Agreement)

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT C-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(Term Loan Agreement)

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT C-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(Term Loan Agreement)

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT C-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(Term Loan Agreement)

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Term Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Term Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its direct or indirect partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT D

FORM OF GUARANTY AGREEMENT

(Term Loan Agreement)

[SEE ATTACHED.]

EXHIBIT E

OPINION MATTERS

(Term Loan Agreement)

Matters To Be Covered in
Opinion of Counsel to the Loan Parties

1.              Each of the Borrower and EnLink GP being validly existing and in good standing in its jurisdiction of formation.

2.              EnLink GP, in its capacity as general partner of the Borrower, having requisite organizational power and authority to execute and deliver the Agreement and each Term Note requested on the or prior to the Closing Date (collectively, the “Opinion Documents”), and having taken all organizational action necessary to authorize its execution and delivery of each Opinion Document as the general partner of the Borrower; and the Borrower having requisite organizational power and authority to execute and deliver the Opinion Documents, and perform its obligations thereunder, and having taken all organizational action necessary to authorize its execution and delivery of, and performance of its obligations under, each Opinion Document.

3.              Due execution and delivery by EnLink GP, in its capacity as general partner of the Borrower, of the Opinion Documents and such documents being valid, binding and enforceable against the Borrower.

4.              Execution and delivery by EnLink GP, in its capacity as general partner of the Borrower, and execution and delivery of, and performance by, the Borrower, of the Opinion Documents not conflicting with organizational documents of EnLink GP or the Borrower, or applicable laws, rules or regulations, or other specified material agreements.

5.              All applicable governmental approvals required by EnLink GP and the Borrower to execute and deliver, and the Borrower to perform its payment obligations under, the Opinion Documents having been obtained.

6.              The Borrower not being required to register as an “investment company” under the Investment Company Act of 1940, as amended.

7.              The making of the Loans and the use of proceeds thereof as contemplated by the Agreement not violating Regulations U or X of the Federal Reserve Board.

The opinion will be limited to matters governed by the federal laws of the United States of America, the laws of the State of New York, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, as applicable, and shall expressly state that it is delivered at the request of the Administrative Agent pursuant to Section 4.01(d) of the Credit Agreement. The opinion will be subject to customary assumptions, exceptions, qualifications and limitations.

EXHIBIT F

FORM OF COMPLIANCE CERTIFICATE

(Term Loan Agreement)

Financial Statement Date:

To:                             Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement, dated as of December 11, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among EnLink Midstream Partners, LP, a Delaware limited partnership (the “Borrower”), the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned(1) hereby certifies as of the date hereof that he/she is the                                                                of [EnLink Midstream GP, LLC] [EnLink Midstream Manager, LLC](2), a Delaware limited liability company (the [“General Partner”][“Managing Member”]), acting in its capacity as [managing member][general partner] of [the Borrower][ENLC], and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.                                      [The Borrower][EnLink Midstream, LLC (“ENLC”)] has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of [the Borrower][ENLC] ended as of the above Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.                                      [The Borrower][ENLC] has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of [the Borrower][ENLC] ended as of the above Financial Statement Date.  Such financial statements fairly present in all material respects the financial condition, results of operations, shareholder’s equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

(1) Must be signed by the chief executive officer, chief financial officer, vice president — finance, treasurer or controller of the General Partner or Managing Member, as applicable.

(2) If EnLink Midstream, LLC is a Guarantor, it should deliver the compliance certificate and other deliverables required herein.

2.                                      The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of [the Borrower][ENLC] during the accounting period covered by such financial statements.

3.                                      A review of the activities of [the Borrower][ENLC] during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period [the Borrower][ENLC] performed and observed all its obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period, no Default has occurred and is continuing.]

or [to the best knowledge of the undersigned, during such fiscal period, the following is a list of each Default and its nature and status: [describe Defaults].]

4.                                      The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                              ,                    .

By:
Name:
Title:	of EnLink Midstream GP, LLC

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 1(3)

to the Compliance Certificate
($ in 000’s)

Section 7.08(a) — Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness(4) at
	Statement Date:	$

B.	Consolidated EBITDA(5):	$

C.	Material Project EBITDA Adjustments(6):	$

D.	Consolidated Leverage Ratio
	(Line A ÷ (Line B + Line C)):	to 1.00

E.	Maximum Consolidated Leverage Ratio =

Four Fiscal Quarters Ending	Maximum Consolidated Leverage Ratio
Outside of Acquisition Period	5:00 to 1.00

During Acquisition Period	5.50 to 1.00

Compliance	YES	or	NO

(3) Calculated for the Borrower, or if ENLC is a Guarantor, ENLC.

(4) Calculated in accordance with the definition of Consolidated Funded indebtedness as set forth in the Agreement.

(5) As calculated on Schedule 3.

(6) Calculated in accordance with the definition of Material Project EBITDA Adjustments as set forth in the Agreement.

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 2(7)

to the Compliance Certificate
($ in 000’s)

Section 7.08(b) — Consolidated Interest Coverage Ratio(8).

A.	Consolidated EBITDA(9):	$

B.	Material Project EBITDA Adjustments(10):	$

C.	Consolidated Interest Charges(11):	$

D.	Consolidated Interest Coverage Ratio
	((Line A + Line B)÷ Line C):	to 1.00

E.	Minimum Consolidated Interest Coverage Ratio
= 2.50 to 1.00

Compliance	YES	or	NO

(7) Calculated for the Borrower, or if ENLC is a Guarantor, ENLC.

(8) Calculated if prior to the occurrence of an Investment Grade Event.

(9) As calculated on Schedule 3 for the period of the four fiscal quarters most recently ended on or prior to such date based on the financial statements most recently delivered pursuant to Section 6.01 of the Agreement.

(10) Calculated in accordance with the definition of Material Project EBITDA Adjustments as set forth in the Agreement.

(11) Calculated in accordance with the definition of Consolidated Interest Charges as set forth in the Agreement for the period of the four fiscal quarters most recently ended on or prior to such date based on the financial statements most recently delivered pursuant to Section 6.01 of the Agreement.

For the Quarter/Year ended                    (“Statement Date”)

SCHEDULE 3(12)

to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA(13)
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges*
+ income taxes*
+ depreciation expense*
+ amortization expense*
+ non-cash expenses*
+ non-recurring expenses*
+ Transaction Costs*
- income tax credits†
- non-cash income†
= Consolidated EBITDA

* To the extent deducted in the calculation of Consolidated Net Income.

† To the extent included in the calculation of Consolidated Net Income.

(12) Calculated for the Borrower, or if ENLC is a Guarantor, ENLC.

(13) This calculation should not include Material Project EBITDA Adjustments.

EXHIBIT G-1

FORM OF ASSIGNMENT AND ASSUMPTION

(Term Loan Agreement)

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the credit facility evidenced by the Term Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s](5):

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Lender]/[Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: EnLink Midstream Partners, LP, a Delaware limited partnership (the “Borrower”).

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Term Loan Agreement.

5.	Credit Agreement: Term Loan Agreement, dated as of December 11, 2018, among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s](6)	Assignee[s](7)	Aggregate Amount of Loans for all Lenders(8)	Amount of Loans Assigned	Percentage Assigned of Loans(9)		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7.                                  Trade Date:                           ](10)

Effective Date:                   , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

(5) May not be a Disqualified Lender, unless Borrower consent is obtained.

(6) List each Assignor, as appropriate.

(7) List each Assignee and, if available, its market entity identifier, as appropriate.

(8) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(9) Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

(10) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S](11)
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S](12)

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

(11)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(12)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and](11) Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:](12)

ENLINK MIDSTREAM PARTNERS, LP

By: EnLink Midstream GP, LLC, its general partner

By:
Name:
Title:

(11) To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(12) To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2                               Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it is not a Disqualified Lender, (iii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), and (v) of the Term Loan Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Term Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

(Term Loan Agreement)

[SEE ATTACHED.]